Exhibit 5.1

August 8, 2023

Trinity Capital Inc.

1 N. 1st Street, 3rd Floor

Phoenix, Arizona 85004

Ladies and Gentlemen:

We have acted as counsel to Trinity Capital Inc., a Maryland corporation (the “Company”), in connection with the registration statement on Form N-2 (File No. 333- 261782) (as amended as of the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which was (i) initially filed with the Commission on December 20, 2021, (ii) amended by the pre-effective amendment thereto filed with the Commission on January 26, 2022, and (iii) declared effective by the Commission on January 27, 2021, relating to the public offering of securities of the Company that may be offered by the Company from time to time as set forth in the prospectus dated January 27, 2022, which was included in the Registration Statement, and which forms a part of the Registration Statement (the “Prospectus”), and as may be set forth from time to time in one or more supplements to the Prospectus. This opinion letter is rendered in connection with the public offering of 5,190,312 shares of common stock par value, $0.001 per share, plus 778,546 shares issuable by the Company to cover the underwriters’ option to purchase additional shares (the “Shares”), as described in the Prospectus and a prospectus supplement dated August 3, 2023 the “Prospectus Supplement”).

As counsel to the Company, we have participated in the preparation of the Registration Statement and have examined the originals or copies, certified or otherwise identified to our satisfaction as being true copies, of the following:

(i)	The Articles of Amendment and Restatement of the Company, certified as of the date of this opinion letter by an officer of the Company;

(ii)	The Bylaws of the Company, certified as of the date of this opinion letter by an officer of the Company (the “Bylaws”);

(iii)	A Certificate of Good Standing with respect to the Company issued by the State Department of Assessments and Taxation of Maryland (“SDAT”) as of a recent date; and

(iv)	The resolutions of the board of directors of the Company relating to, among other things, the authorization and approval of (a) the preparation and filing of the Registration Statement and (b) the offer, issuance, and sale of the Shares pursuant to the Registration Statement, certified as of the date of this opinion letter by an officer of the Company.

Eversheds Sutherland (US) LLP is part of a global legal practice, operating through various separate and distinct legal entities, under Eversheds Sutherland. For a full description of the structure and a list of offices, please visit www.eversheds-sutherland.com.

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With respect to such examination and our opinions expressed in this opinion letter, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, (v) that all certificates issued by public officials have been properly issued and (vi) the accuracy and completeness of all corporate records made available to us by the Company.

This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

As to certain matters of fact relevant to the opinion in this opinion letter, we have relied upon certificates and/or representations of officers of the Company. We have also relied on certificates and confirmations of public officials. We have not independently established the facts, or in the case of certificates or confirmations of public officials, the other statements, so relied upon.

The opinions set forth below are limited to the effect of the Maryland General Corporation Law (the “MGCL”) as in effect on the date of this opinion letter, and we express no opinion as to the applicability or effect of any other laws of such jurisdiction or the laws of any other jurisdictions. Without limiting the preceding sentence, we express no opinion as to any federal or state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance and sale of the Shares.

Based upon and subject to the limitations, exceptions, qualifications and assumptions set forth in this opinion letter, we are of the opinion that when the Shares have been duly authorized for issuance and when issued and paid for in accordance with the terms and conditions the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

The opinions expressed in this opinion letter (i) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be inferred and (ii) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the Company or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K, dated August 8, 2023, and to the reference to our firm in the “Legal Matters” section in the Prospectus and Prospectus Supplement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Respectfully submitted,

/s/ EVERSHEDS SUTHERLAND (US) LLP